EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of our report dated August 29, 2022, relating to the consolidated financial statements of Lantronix, Inc., appearing in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2022.

/s/ Baker Tilly US, LLP

Irvine, California

December 9, 2022